Exhibit 1.1

PRESS RELEASE

For immediate release

Sun Media Corporation Announces Filing of Form 15F to Terminate Reporting

Obligations Under the United States Securities Exchange Act of 1934

Montréal, February 16, 2011 – (TSX:QBR.A) (TSX: QBR.B) – Sun Media Corporation (“Sun Media”), a subsidiary of Quebecor Media Inc., today announced that, on February 15, 2011, it redeemed and cancelled all of its outstanding 7 5/8% Senior Notes due 2013 (the “Notes”) pursuant to the notice of redemption issued on January 10, 2011.

Sun Media today announced that it has filed a Form 15F with the United States Securities and Exchange Commission (the “SEC”) with the intention of voluntarily terminating its reporting obligations under Section 13(a) and Section 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Sun Media expects that this termination of duty to file reports will become effective 90 days after its filing with the SEC. As result of this filing, Sun Media’s reporting obligations with the SEC, including its obligations to file annual reports on Form 20-F and reports on Form 6-K, will immediately be suspended. Sun Media is current with its reporting requirements under the Exchange Act.

About Quebecor Media

Quebecor Media Inc. is a subsidiary of Quebecor Inc. (TSX: QBR.A, QBR.B), a communications company with operations in North America, Europe and Asia. Quebecor Media owns operating companies in numerous media-related businesses: Videotron Ltd., an integrated communications company engaged in cable television, interactive multimedia development, Internet access services, cable telephony and wireless telephone service; Sun Media Corporation, the largest publisher of newspapers in Canada; Canoe.ca., operator of a network of English and French language Internet properties in Canada; Quebecor Media Network, provider of flyer printing and distribution services; TVA Group Inc., operator of the largest French language over the air television network in Québec, a number of specialty channels, and the English language over the air station Sun TV; Nurun Inc., a major interactive technologies and communications agency with offices in Canada, the United States, Europe and Asia; magazine publisher TVA Publishing Inc.; book publishers and distributors Sogides Group Inc. and CEC Publishing Inc.; Archambault Group Inc. and TVA Films, companies engaged in the production, distribution and retailing of cultural products; Le SuperClub Vidéotron ltée, a DVD and console game rental and retail chain; and Quebecor MediaPages, publisher of print and online directories.

Information:

Jean-François Pruneau

Chief Financial Officer

Quebecor Inc. and Quebecor Media Inc.

514.380.4144

jean-francois.pruneau@quebecor.com

or

J. Serge Sasseville

Vice President, Corporate and Institutional Affairs

Quebecor Media Inc.

514.380.1864

serge.sasseville@quebecor.com

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